Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Aramark on Form S-1 of our report dated July 30, 2014, relating to the consolidated financial statements of AIM SERVICES Co., Ltd. and subsidiaries as of March 31, 2014 and 2013 and for each of the three years in the period ended March 31, 2014 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) that accounting principles generally accepted in Japan vary in certain significant respects from accounting principles generally accepted in the United States of America as discussed in Note 14 and (2) that the audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and such translation has been made in conformity with the basis stated in Note 1), appearing in the Annual Report on Form 10-K of Aramark for the year ended October 3, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan December 9, 2014